                                                                    Exhibit 99.1


NEWS RELEASE


FOR IMMEDIATE RELEASE

CONTACT: Mason N. Carter, Chairman & CEO
         973-575-1300, ext. 1202
         mnc@merrimacind.com

           MERRIMAC REPORTS SECOND QUARTER AND SIX MONTHS 2003 RESULTS

WEST CALDWELL, N.J. AUGUST 12, 2003: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), today announced results for the second quarter and first six months of 2003.

Second quarter 2003 sales of $6,613,000 increased 2.3 percent compared to second quarter 2002 sales of $6,462,000. Expenses associated with bank modification agreements entered into during the second quarter and additional professional fee expenses were incurred totaling approximately $300,000 and impacted the second quarter and first six months of 2003 results. In addition, a personnel restructuring charge of $74,000 was taken during the second quarter of 2003. Operating loss in the second quarter of 2003 was $529,000 compared to an operating loss of $153,000 in the second quarter of 2002. The Company recognized a gain on the disposition of assets of $71,000 during the second quarter of 2003.

Net loss for the second quarter of 2003 was $475,000 or $.15 per share, compared to a net loss of $54,000 or $.02 per share, recorded for the second quarter of 2002.

For the first six months of 2003 sales of $13,124,000 decreased 1.4 percent compared to sales of $13,313,000 for the first six months of 2002. Operating loss for the first six months of 2003 was $1,006,000, which takes into account a second quarter personnel restructuring charge of $74,000, compared to operating income of $122,000, which takes into account a second quarter restructuring charge of $240,000 for the first six months of 2002.

Net loss for the first six months of 2003 was $930,000 or $.30 per share, giving effect to the impact of the $.02 per share second quarter personnel restructuring charge and the $.02 per share second quarter gain on the disposition of assets, compared to net income of $89,000 or $.03 per share, giving effect to the impact of a $.05 per share personnel restructuring charge in the second quarter of 2002 for the first six months of 2002.

Chairman and CEO Mason N. Carter commented, "While the sales, order input and backlog for the quarter showed improvement we are still managing the economic challenges faced by our industry. We are focused on targeted key account penetration, product development and cost reduction."

The backlog at the end of the second quarter of 2003 was $12.1 million, an increase of $2.1 million or 21.0 percent compared to year-end 2002, and $1.0 million or 9.0 percent when compared to the backlog of $11.1 million at the end of the second quarter of 2002. Orders received during the second quarter of 2003, totaling $7.1 million, exceeded the second quarter of 2003 sales level by approximately 7.3 percent. Orders received for the first six months of 2003, totaling $15.2 million, exceeded sales in the first six months of 2003 by approximately 16%, reflecting the defense contracts awarded to Merrimac during the first six months of 2003.

Management of the Company has implemented certain cost and capital expenditure reductions and is contemplating additional cost reductions as a means to improve cash flow. Management also believes that the potential exists for various financing alternatives, including but not limited to obtaining secured financing from an asset based lender and/or a sale and lease-back of certain property. While management believes any one of these financing alternatives, combined with current liquid resources and the expected cash flows from operations, should be sufficient to meet the obligations to Fleet Bank ($5,807,000 and any revolving credit balance due January 31, 2004) and currently contemplated operations during the next twelve months, there can be no assurance that any alternative financings can be obtained by the Company.

Investors are invited to participate in the financial results conference call on Wednesday August 13, 2003 at 4:15 p.m. (Eastern) by dialing 1-800-915-4836 (for International callers: 1-973-317-5319) ten minutes prior to the scheduled start time, and reference the Merrimac Industries second quarter 2003 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-800-428-6051 or 1-973-709-2089 for international callers, passcode number 303721.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

          http://www.firstcallevents.com/service/ajwz387477820gf12.html

If you are unable to participate during the live webcast, the call will be archived on the Merrimac website http://www.merrimacind.com .

ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO(TM)

RF Microwave components, assemblies and micro-multifunction modules (MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(R)with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix(R) process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., are located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and have approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions(R)for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix(R), Multi-Mix PICO(TM)MMFM(R)and Total Integrated Packaging Solutions(R)are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix products; the risk that the Company will not be able to refinance or retire its existing indebtedness or consummate alternate financing in order to fund its operations as currently contemplated by its business strategy; general economic and industry conditions; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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                            MERRIMAC INDUSTRIES, INC.
                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                Quarter Ended
                                                                                -------------
                                                                         June 28, 2003     June 29, 2002
                                                                      -----------------------------------
Net sales                                                                   $6,613,000        $6,462,000
Gross profit                                                                 2,554,000         2,986,000
Selling, general and administrative expenses                                 2,585,000         2,287,000
Research and development                                                       424,000           612,000
Restructuring charges                                                           74,000           240,000
Interest and other expense,  net                                                53,000            41,000
Gain on disposition of assets                                                  (71,000)                -
Loss before income taxes                                                      (512,000)         (194,000)
Benefit for income taxes                                                       (37,000)         (140,000)
Net loss                                                                      (475,000)          (54,000)

Basic and diluted net loss per common share                                      $(.15)            $(.02)

Weighted average number of shares outstanding - basic and
   diluted                                                                   3,121,000         3,186,000


                                                                               Six Months Ended
                                                                               ----------------
                                                                         June 28, 2003     June 29, 2002
                                                                      -----------------------------------
Net sales                                                                  $13,124,000       $13,313,000
Gross profit                                                                 5,006,000         6,180,000
Selling, general and administrative expenses                                 4,914,000         4,631,000
Research and development                                                     1,024,000         1,187,000
Restructuring charges                                                           74,000           240,000
Interest and other expense, net                                                113,000           103,000
Gain on disposition of assets                                                  (71,000)                -
Income (loss) before income taxes                                           (1,048,000)           19,000
Benefit for income taxes                                                      (118,000)          (70,000)
Net income (loss)                                                             (930,000)           89,000

Basic and diluted net income (loss) per common share                             $(.30)             $.03

Weighted average number of shares outstanding - basic                        3,120,000         3,011,000
Weighted average number of shares outstanding - diluted                      3,120,000         3,093,000

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                            MERRIMAC INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                             June 28, 2003         December 28, 2002
                                                               (Unaudited)
                                                         ------------------        ------------------
ASSETS
Current assets:
   Cash and cash equivalents                                   $ 1,891,000               $ 3,611,000
   Income tax refunds receivable                                    44,000                   301,000
   Accounts receivable, net                                      5,359,000                 3,801,000
   Inventories                                                   3,861,000                 4,015,000
   Other current assets                                            497,000                   318,000
   Deferred tax assets                                             945,000                   945,000
                                                         ------------------        ------------------
   Total current assets                                         12,597,000                12,991,000
Property, plant and
   equipment, net                                               18,644,000                19,282,000
Other assets                                                       689,000                   818,000
Deferred tax assets, non-current                                 1,109,000                   905,000
Goodwill, net                                                    2,967,000                 2,491,000
                                                         ------------------        ------------------
Total Assets                                                  $ 36,006,000              $ 36,487,000
                                                         ==================        ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Current portion of long-term debt                           $ 5,989,000               $ 6,240,000
   Other current liabilities                                     3,198,000                 3,134,000
                                                         ------------------        ------------------
   Total current liabilities                                     9,187,000                 9,374,000
   Long-term debt                                                  406,000                   429,000
   Deferred compensation                                           107,000                   123,000
   Deferred liabilities                                             48,000                   156,000
   Deferred tax liabilities                                      1,737,000                 1,703,000
                                                         ------------------        ------------------
   Total liabilities                                            11,485,000                11,785,000
Stockholders' equity                                            24,521,000                24,702,000
                                                         ------------------        ------------------
Total Liabilities and
   Stockholders' Equity                                       $ 36,006,000              $ 36,487,000
                                                         ==================        ==================